Exhibit 99.1

Applied DNA Promotes Judith Murrah to Chief Operating Officer

STONY BROOK, N.Y. - January 20, 2021 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (the “Company”), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing, today announced the promotion of Chief Information Officer Judith Murrah to the role of Chief Operating Officer effective immediately. The promotion formalizes Ms. Murrah’s expanding range of responsibilities that includes the development of key customer and partner relationships, QA oversight, and operations management. Ms. Murrah has been instrumental in the undertaking of capacity expansions for pooled COVID-19 surveillance testing at the Company’s wholly-owned subsidiary, Applied DNA Clinical Laboratories, LLC, and for the ongoing implementation of Current Good Manufacturing Practices (“cGMP”) at LineaRx, a majority-owned subsidiary of the Company. The Company believes that the implementation of cGMP at LineaRx is necessary to respond to opportunities in nucleic acid-based therapeutics – drugs and biologics – via the Company’s large-scale, PCR-based LinearDNA™ platform.

Ms. Murrah joined Applied DNA in 2013 as Chief Information Officer and has served as the Company’s Secretary since 2017. Prior to joining the Company, she held leadership positions in the technology industry, including as Senior Director of Information Technology at Motorola Solutions, and as Vice President for roles within global account sales, corporate and marketing communications, and information technology at Symbol Technologies before its acquisition by Motorola Solutions. Ms. Murrah holds an MBA from Harvard Business School and a B.S. in Industrial Engineering from the University of Rhode Island. She is an author of 14 U.S. patents.

"This promotion reflects the confidence of our Board in Judy’s leadership ability," said Dr. James A. Hayward, president, CEO, and chairman, Applied DNA. "As Chief Information Officer, she demonstrated exceptional judgment and led with energy and a deep commitment to our core values to drive execution across all of our business groups. We believe her execution on our COVID-19 testing strategy has us well positioned for continued client base expansion. We look forward to her continued contributions to our growth as Chief Operating Officer.”

Ms. Murrah is active in Long Island’s business and academic community. She has co-founded and volunteers with non-profits engaging students in science, technology, engineering, and math disciplines. She serves on the boards of the Middle Country (N.Y.) Library Foundation, the Tesla Science Center at Wardenclyffe, and Stony Brook University’s Center for Corporate Education. Ms. Murrah received the inaugural 2001 Diamond Award for Long Island Women Leaders in Technology and was named to the 2005 and 2006 list of Top 50 Women of Long Island.

Ms. Murrah stated, “Applied DNA's cutting-edge biotechnology platform and markets drive opportunity with a business pace and operational and intellectual demand that has proven to be a rewarding period in my career. I look forward to continuing to lead and support our innovative, dedicated team into new opportunities.”

About Applied DNA Sciences
Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping, and pre-clinical nucleic acid-based therapeutic drug candidates.

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The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN’, and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW’.

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements
The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, limited market acceptance, the possibility that the assay kit could become obsolete or have its utility diminished, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s diagnostic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (U.S. FDA) or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to U.S. FDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from U.S. FDA, changes in guidances promulgated by the CDC, U.S. FDA and/or CMS relating to COVID-19 surveillance and diagnostic testing, disruptions in the supply of raw materials and supplies, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 17, 2020, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, Applied DNA Sciences, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

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